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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

         Agreement made on the 26th day of May, 2000 by and between Complete Business Solutions, Inc. ("Employer"), a corporation organized under the laws of the State of Michigan and Timothy Wolfe ("Employee").

                             BACKGROUND OF AGREEMENT

         Employee desires employment or continued employment by Employer.

         As consideration for Employer's employment of Employee or continuing employment of Employee, the parties have entered into this Employment Agreement ("Agreement").

1.       AT-WILL EMPLOYMENT

         This Agreement shall be effective on the date of signing of this Agreement. The Agreement shall continue in affect for an indefinite or undefined period of time, or until terminated by either of the parties. The Agreement and Employee's employment by Employer are terminable at will and therefore can be terminated at any time with or without cause, and with or without notice, at the option of either Employer or Employee.

2.       DUTIES OF EMPLOYEE

         The work and services to be required from Employee shall be to perform the duties of Executive Vice President of the Industry Solutions Group and other such services as Employer may from time to time require in connection with the above. The work and services are to be done and performed at such places as Employer may require.

3.       SALARY AND BENEFITS

         Employer shall pay Employee an annual salary of $ 300,000 (US) paid semi-monthly.

         All conditions concerning vacation and other company paid fringe benefits shall be in accordance with company policies that may be in effect from time to time as set forth in the Employee Handbook, and in the employee offer letter.

4.       TERMINATION PRIOR TO COMPLETING 24 MONTHS OF SERVICE

         4.1 If Employee terminates his/her employment with Employer prior to completing twenty-four (24) months of service, Employee agrees to pay Employer as liquidated damages and not as a penalty, to compensate

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                  Employer for its actual costs of any relocation expenses
                  advanced by Employer to Employee.

         4.2 By signing this Employment Agreement, Employee expressly agrees to these reimbursement obligations and expressly authorizes Employer to deduct the maximum amounts allowed by law from Employee's final paycheck, to be credited against Employees obligations to Employer under Section 4.1.

         4.3 In the event the Employer terminates the Employee without cause during the first two years of employment, the Employee will continue to receive gross annual salary and the signing bonus for the remaining period until completion of two full years of employment. Cause is defined as "deliberate dishonesty with respect to a material aspect of the Employer's business, or conviction of a criminal violation involving fraud or dishonesty or felony which materially impairs the business reputation of the employer.

5.       OWNERSHIP OF INTELLECTUAL PROPERTY

         5.1 Employee agrees to promptly inform Employer in writing of the full details of all his/her inventions, discoveries, concepts, and all copyright materials, ideas, information and improvements (collectively referred to as "Developments'), whether patentable or not, including, but not limited to: hardware and apparatus, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge, which he/she conceives, develops, makes, contributes to or reduces to practice (whether alone or jointly with others) while he/she is employed by Employer and:

                  a) which relate to or are useful to the present or prospective business, work, or investigations of Employer; or

                  b) which result from any work he/she does using any equipment, facilities, materials or personnel of Employer; or

                  c) which result from or are suggested by any work which Employee may do for Employer.

         5.2 Employee agrees to assign, and does assign, to Employer or Employer's designee, his/her entire right, title and interest in:

                  a)       all Developments;

                  b) all trademarks, copyrights and mask work rights in Developments; and






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                  c)       all patent applications filed and patents granted on
                           any Development, including those in foreign countries, which he/she conceives or makes (whether alone or with others) while employed by Employer or within twelve (12) months of the end of his/her employment, which shall be presumed to have been conceived as a result of employment with Employer.

         5.3 Employee acknowledges Employer's copyright in all of Employer's present and future software products, programs, code, documentation, and flowcharts in any form and agrees to abide by the procedures of the Copyright Law, Title 17 of the United States Code, prohibiting the reproduction of such copyrighted works, in whole or in part, or in any form or by any means without the written permission of Employer.

         5.4 Both while employed by Employer and afterwards, Employee agrees to execute any papers and take such further action as Employer may consider necessary or helpful to obtain, maintain, defend and enforce patent, copyright, trademark or other intellectual property rights (all related expenses to be borne by Employer).

6.       CONFIDENTIAL INFORMATION

         6.1 Employee agrees not to use or disclose, except as his/her duties may require any of Employer's "Confidential Information" as defined in this Agreement (whether or not conceived, originated, discovered, or developed by Employee) unless Employer consents in writing. Employee understands that this obligation remains binding even after his/her employment with Employer ends.

         6.2      "Confidential Information" means information or material:

                  a) which is not generally available to or used by others; or

                  b) the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain; or

                  c) which is trade secret as defined by the Restatement of Torts, which the parties accept as an appropriate statement of law.

         6.3      "Confidential Information" includes, but is not limited to:

                  a) information or materials which relate to Employer's inventions, technological development, "know-how", purchasing, accounting, merchandising, or licensing, information concerning the research design and development of Employer's products and services,






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                           sales, costs, potential clients, potential projects,
                           pricing methods, employee lists, recruit lists, customer lists, inventions, discoveries, concepts, computer software in any form and the computer software methods and techniques or algorithms of organizing or applying the same, whether conceived solely or jointly by Employee or which come into his/her possession or knowledge during the course of employment with Employer;

                  b) software in various states of development (source code, object code, documentation, diagrams, flow charts), designs, drawing, specifications, models, data and customer information; and

                  c) any information of the type described above which Employer obtained from another party and which Employer treats as proprietary or designates as confidential, whether or not owned or developed by Employer.

7.       SURRENDER OF MATERIALS ON TERMINATION

         Employee agrees to deliver to Employer, and not to keep or deliver to any other person or entity, on the date his/her employment ends, or at any other time at Employer's request, all documents and things in his/her possession pertaining to the business of Employer, Including but not limited to, Confidential Information. If documents and things pertaining to the business of Employer or originating with Employer come into Employee's possession after his/her employment ends, he/she will promptly deliver them to Employer.

8.       COVENANTS

         8.1      Employee agrees that he/she will not:

                  a) directly or through another individual, entity, partnership, corporation, or enterprise, for eighteen
                           (18) calendar months from the date of Employee's termination, provide computer consulting or programming services to any accounts in which Employee represented Employer in the twelve (12) months preceding the termination of employment, without written consent from Employer;

                  b) while employed by Employer and for eighteen (18) calendar months from the date of Employee's termination, directly or indirectly solicit or aid any third party in soliciting, for contract programming or software consulting purposes, accounts in which Employee represented Employer in the twelve
                           (12) months preceding the termination of employment, without written consent from Employer; and







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                  c)       while employed by Employer and for eighteen (18)
                           calendar months from the date of termination, solicit or aid any third party in soliciting the employment of any other employee of Employer, without written consent from Employer.

         8.2 Employer and Employee agree that the restrictions set forth in this section are considered by the parties to be reasonable and necessary to protect the legitimate business interests of Employer, including protecting the Confidential Information set forth in Section 5, above.

9.       REMEDIES FOR BREACH OF SECTIONS 5 THROUGH 8

         9.1 It is agreed between the parties that a breach of Sections 5 through 8 of this Agreement or any part of those Sections will cause irreparable injury to Employer, not fully compensable by damages in any section of the law, and that the rights and remedies of Employer as set forth in this Agreement shall be cumulative and not in the alternative.

                  It is expressly agreed that Employer may affirmatively exercise its right to file an action in any court of competent jurisdiction to remedy any breach of the restrictions in Sections 5 through 8 of this Agreement. Remedies for damages occurring prior to Employer's knowledge of a breach, until actions in breach of the Agreement stop, and related in any way to the effects of the breach, shall include, but not be limited to, monetary damages, liquidated damages, attorney's fees and other costs related to said actions. Remedies from actions in breach of the Agreement occurring after Employee has knowledge of the breach shall include, but not be limited to, a temporary restraining order; a preliminary injunction prior to trial; an permanent injunction for full relief; attorney's fees; and other costs related to such actions.

                  If the employer brings an unsuccessful action against the employee, the employer will be responsible for employee's legal fees.

         9.2 Employee acknowledges and agrees that any actions by him/her in breach of Sections 5 through 8 of this Agreement could cause Employer immediate and irreparable injury of such nature and magnitude that a court of competent jurisdiction may properly issue a temporary restraining order to enjoin such actions without prior notice and ultimately a permanent injunction to fully enjoin such actions consistent with the entire scope of this Agreement.

10.      DISCLOSURE OF AGREEMENT TERMS

         Employee agrees to fully and completely reveal the terms of this Agreement to any individual, entity, partnership, corporation, or enterprise that provides





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         computer consulting or programming services, in the event Employee becomes an employee or consultant of such an entity. Employee authorizes Employer to reveal the terms of this Agreement to any future employer of Employee.

11.      EMPLOYEE HAS NO CONFLICTING AGREEMENTS

         Employee represents that, except as is written below, he/she has no employment, confidentiality, non-disclosure or non-competition agreements with or obligation to others, nor does Employee have any agreements or obligations that might conflict with this Agreement.

12.      JUDICIAL REVIEW

         In the event that a court of competent jurisdiction determines that any part of this Agreement is unenforceable by reason that it restricts Employee too broadly as to future employment or as to information he/she may divulge to third parties, the parties expressly agree that this Agreement shall be interpreted and enforced by the court to the extent that is reasonable by substituting reasonable terms for the applicable provisions in this Agreement.

13.      NO ESTOPPEL OR WAIVER

         The parties agree that the legal doctrine of estoppel and waiver, based on any alleged failure by Employer to enforce all or any part of a similar Agreement with any other party, shall not be asserted by Employee to avoid the requirements of this Agreement.

14. ENTIRE AGREEMENT AS TO OWNERSHIP OF INTELLECTUAL PROPERTY AND PROTECTION OF CONFIDENTIAL INFORMATION

         This Agreement supersedes and cancels all prior agreements concerning ownership of intellectual property and protection of confidential information, whether verbal or written, between Employer and Employee and constitutes the entire agreement concerning ownership of intellectual property and protection of confidential information. Employee further acknowledges that neither Employer nor any other person or entity has made any representation to him/her concerning ownership of intellectual property and protection of confidential information which has not been expressly stated in this Agreement. There are no understandings or agreements with Employee concerning ownership of intellectual property and protection of confidential information which are not included in this document. Any agreement or agreement supplemental Agreement concerning ownership of intellectual property and protection of confidential information shall not be binding upon either party unless executed in writing by the President of Employer or his/her designated representative and Employee.






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15.      BINDING EFFECT

         This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and to Employee, his/her heirs, assigns, executors, and personal representatives as it relates to ownership of intellectual property and protection of confidential information.

16.      EMPLOYEE HANDBOOK

         This Agreement does not modify Employer's Employee Handbook which remains in full force and effect.

17.      GOVERNING LAW

         The validity, construction, interpretation and performance of this Agreement will be governed by the laws of the State of Michigan.

IN WITNESS HEREOF, Employer and Employee have executed this Agreement as of the date and year first written above.

EMPLOYEE                                       COMPLETE BUSINESS SOLUTIONS, INC.


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Timothy Wolfe                                  Raj Vattikuti



/s/ Timothy Wolfe                              /s/ Raj Vattikuti
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Signature                                      Signature


6-19-00                                        Co-Chairman
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Date                                           Title

                                                        6/15/00
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                                               Date







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